UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2016
ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)
____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Four Corporate Drive Lake Zurich, IL 60047		60047
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (847) 541-9500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

[ ]	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Section 5 - Corporate Governance and Management
Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Director

Effective August 2, 2016, the Board of Directors of ACCO Brands Corporation (the “Company”), upon the recommendation of the Company’s Governance and Nominating Committee, elected Graciela Monteagudo as a director of the Company. Ms. Monteagudo is expected to serve until the 2017 Annual Meeting, or until her successor is duly elected and qualified. In addition, Ms. Monteagudo was appointed to the Audit and Finance and Planning committees of the Board of Directors. Ms. Monteagudo’s election fills an existing vacancy on the Company’s Board of Directors.

Ms. Monteagudo is Senior Vice President and President, Americas, for Mead Johnson Nutrition Company. In this role, she is responsible for Mead Johnson’s businesses in North America and Latin America. Prior to this role, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing from May 2012 to June 2015 and served in various leadership capacities at Mead Johnson from 2001 to 2008. Outside of Mead Johnson, Ms. Monteagudo served in several capacities for Walmart Mexico, most recently as Senior Vice President and Business Unit Head, Sam’s Club from 2010 to 2012.

There are no arrangements or understandings between Ms. Monteagudo and any other person pursuant to which she was elected as a director to the Company. Ms. Monteagudo does not have an interest in any related party transactions required to be reported under Item 404(a) of Regulation S-K. The Board of Directors has determined that Ms. Monteagudo is independent under the requirements of the New York Stock Exchange and the Company’s Corporate Governance Principles. Ms. Monteagudo will receive the same compensation as is paid to other non-employee directors of the Company. As of her appointment to the Board of Directors, Ms. Monteagudo did not beneficially own any common stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO Brands Corporation (Registrant)
Date:	August 3, 2016	By:	/s/ Pamela R. Schneider
Name: Pamela R. Schneider
Title: Senior Vice President, General Counsel
and Corporate Secretary